Exhibit 10(d)(iii)
Arrow Electronics, Inc.
Performance Stock Unit Award Agreement
Executive Committee
THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective ___________ (the “Grant Date”), contains the terms of the grant of Performance Stock Units by Arrow Electronics, Inc., a New York Corporation (the “Company” or “Arrow”), to ______________________ (the “Grantee” or “you”) under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Plan”). Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan. The parties agree as follows:
1.General Grant Information. You have received the following grant of Performance Stock Units:
a.Target Number of Performance Stock Units: ________________ The number of Performance Stock Units, if any, that ultimately vest will be determined based on the attainment of the Performance Measures in accordance with the tables below and subject to the limitations set forth in this Agreement.
b.Date of Grant: ______________
c.Start of Performance Cycle: ________________
d.End of Performance Cycle: _________________
e.Performance Measures:
i.Net Income. The maximum number of Performance Stock Units shall be eligible to vest if the Company attains for the fiscal year in which the Grant Date occurs Net Income, as determined in accordance with U.S. Generally Accepted Accounting Principles, greater than zero dollars. Immediately following the end of the fiscal year in which the Grant Date occurs, but prior to the first anniversary of the Grant Date, the Committee shall certify whether or not the Performance Measure has been met.
ii.Arrow’s three-year average Return on Invested Capital
(ROIC) versus Arrow’s Weighted Average Cost of Capital (WACC) (40% Weight). This element will be calculated based on the threshold, target and maximums approved by the Committee and as listed below, with linear pro-ration for performance between these levels:

Calculated ROIC less WACC
Threshold (50% payout)	0%
Target (100% payout)	1.5%
Maximum (200% payout)	3.0%

Exhibit 10(d)(iii)

iii.Arrow’s three-year Earnings per Share (EPS) percentage change ranked against three-year EPS percentage change of seven (7) peer companies (60% weight). The comparison of 2022 EPS to 2019 EPS will determine a payout percentage according to the following grid:
f.Performance Stock Units Eligible for Vesting:
i.The Performance Stock Units shall become eligible for vesting only if the Company attains the Performance Measure set forth in Section 1e(i) above, subject to the provisions in this section 1f. If the Committee fails to certify whether the Performance Measure was satisfied or determines that the Performance Measure has not been met, the Performance Stock Units shall be forfeited in their entirety effective as of immediately prior to the first anniversary of the Grant Date and there will be no payment of Shares to you related to such Performance Stock Units.
ii.The number of Performance Stock Units that are determined to be eligible for vesting will be based on the actual results achieved by Arrow through the Performance Cycle as determined by the Committee. The maximum number of Performance Stock Units that may vest is equal to 185% of the Target Number of Performance Stock Units and the number of Performance Stock Units that vest may be less than the Target Number of Performance Stock Units, down to zero, with a 15% cut-in.
iii.The Committee reserves the right to adjust the number of Performance Stock Units that are eligible to vest up or down based on its evaluation of Arrow’s performance against key strategic peers.
iv.The Committee has the authority to apply negative discretion to reduce or eliminate the number of Performance Stock Units eligible to vest upon attainment of the Performance Measure. In determining whether to apply negative discretion, the Committee may consider attainment of the combination of the above Performance Measures, as well as their assessment of performance against key strategic peers and other extraordinary circumstances.

Exhibit 10(d)(iii)
v.The adjusted payout percentage will be applied to Grantee’s Target Number of Performance Stock Units to determine the number of Performance Stock Units that are eligible to vest.
2.Vesting. As soon as reasonably practicable after the close of the Performance Cycle, the Committee shall determine the level of attainment of the Performance Measures and, based on such determination, the number of Performance Stock Units eligible for vesting shall be calculated. The Committee’s determination shall be conclusive and binding on the Participant and the Company. The number of Performance Stock Units that the Committee determines are eligible to vest shall vest on the date that the Performance Stock Units are settled in accordance with Section 3 hereof, provided Grantee remains employed by Arrow (or one of its Subsidiaries or Affiliates) through that date unless otherwise provided in Section 4 below.
3.Settlement of Award. Within thirty (30) days of the Committee’s determination of Performance Stock Units that are eligible to vest as contemplated under Section 2 hereof, Arrow will issue to you one Share for each vested Performance Stock Unit , as determined in accordance with Sections 1 and 2 above and subject to this Section 3 and Section 4 below. The foregoing notwithstanding, Performance Stock Units shall in no event be settled later than March 15 of the calendar year after the last day of the Performance Cycle. Any fractional Shares will be rounded to the nearest whole Share.
4.Eligibility for Earned Performance Stock Units. Except for the specific situations addressed below (in this Section 4), you must be employed by Arrow (or one of its Subsidiaries or Affiliates) on the date of delivery of the Shares to vest in Performance Stock Units or be eligible for any payment under this Agreement.
a.Change of Control. Upon the termination of your employment by Arrow or the Employer, as applicable, without Cause, or by you for Good Reason, in either case occurring within two (2) years after a Change of Control of Arrow prior to the settlement date under Section 3, a number of Performance Stock Units will vest based on the actual attainment of the Performance Measures as determined in accordance with Sections 1 and 2 hereof and be settled within thirty (30) days after such termination or, if earlier, the time the Performance Stock Units are settled in accordance with Section 3 hereof; provided, however, that if the Committee has not yet determined the attainment level of the Performance Measures at the time of your termination of employment, a number of Performance Stock Units equal to the Target Number of Performance Stock Units will vest and be settled within thirty (30) days after such termination or on the settlement date contemplated under Section 3 hereof if such date is earlier.
b.Death or Disability. Upon your termination of employment from Arrow or the Employer, as applicable, by reason of death or Disability prior to the end of the Performance Cycle, the Target Number of Performance Stock Units will vest and will be settled within thirty (30) days after your death or your becoming disabled. Upon your termination of employment by reason of death or Disability after the end of the Performance Cycle, a number of Performance Stock Units will vest based on the actual attainment of the Performance Measures in accordance with Sections 1 and 2 hereof and will be settled at the time provided under Section 3 hereof.

Exhibit 10(d)(iii)
c.Retirement. Upon your Retirement prior to the date the Performance Stock Units are contemplated to be settled under Section 3 hereof, a number of Performance Stock Units shall vest based on the actual attainment of the Performance Measures in accordance with Sections 1 and 2 hereof and shall be settled at the time provided under Section 3 hereof (without regard to whether you are employed on the date of settlement), provided that you do not engage or become interested in any Competing Business prior to the settlement date (whether as an owner, partner, director, employee, consultant or otherwise), in which case the Performance Stock Units will be forfeited and no payment or delivery of Shares will be made therefor.
d.Vesting following Certain Terminations. Upon your termination of employment from Arrow or the Employer, as applicable, under circumstances in which you are receiving severance payments in the form of salary continuation, any Performance Stock Units that are unvested as of the date of your termination will continue to be eligible to vest at the same time provided under Section 2 hereof to the extent they are scheduled to vest during the period you are receiving severance payments, provided you do no, engage or become interested in any Competing Business at any time prior to the vesting date (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Performance Stock Unit will be forfeited and no payment or delivery of Shares will be made therefor.
e.Other Terminations. If your employment ends for any reason (other than described in this Section 4) before the settlement of this Award, this Award will be forfeited and there will be no payment or delivery of Shares to you related to such forfeited Performance Stock Units.
The terms “Cause,” “Change of Control,” “Competing Business,” “Disability,” “Good Reason,” and “Retirement,” as used in this Agreement are defined in Section 13 below.
5.Rights of Shareholder. Grantee shall not be entitled to any voting rights or other rights or privileges of ownership of Shares with respect to the Performance Stock Units unless and until the Committee has determined the number of Shares earned under this Agreement, and such earned Shares are actually delivered to Grantee pursuant to the Agreement.
6.Dividends. In the event that dividends are paid, Grantee will be credited as of the date each such dividend is paid with additional Performance Stock Units having a value equal to the aggregate amount of the dividend that would have been paid with respect to Grantee’s Target Number of Performance Stock Units if they had been actual Shares, based on the Fair Market Value (as defined in the Plan) of a Share on the applicable dividend payment date. Such additional Performance Stock Units shall also be credited with additional Performance Stock Units as dividends are paid thereafter, and shall be subject to the same restrictions and conditions as the Performance Stock Unit with respect to which they were credited.

Exhibit 10(d)(iii)
7.Transferability. Except as otherwise determined by the Committee, Performance Stock Units granted under this Agreement are not transferable by Grantee, whether voluntarily or involuntarily, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Performance Stock Units made, or attachment, execution, garnishment, or lien issued against or placed upon the Performance Stock Units, shall be void.
8.Administration. This Agreement and the rights of Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. You can only accept and receive the Award by indicating your acceptance of the terms and conditions set forth in this Agreement. By accepting this Agreement, you accept and agree to all of its terms. If you do not accept this Agreement your Award will be forfeited.
9.Arrow Electronics Anti-Hedging Policy. You are required to comply with the Arrow Electronics Anti-Hedging Policy with respect to transactions in Shares acquired under the Plan.
10.Personal Data. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Performance Stock Unit grant materials by and among, as applicable, your employer (the “Employer”), the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all Performance Stock Units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Subsidiaries and Affiliates, the Employer and any other possible recipients which may assist the Company (presently or in the future) with

Exhibit 10(d)(iii)
implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the Performance Stock Units. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Stock Units or other awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
11.Nature of Grant. By participating in the Plan, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted in the past; (c) all decisions with respect to future grants of Performance Stock Units, if any, will be at the sole discretion of the Company; (d) the Performance Stock Unit grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate your employment or service relationship (if any); (e) you are voluntarily participating in the Plan; (f) the Performance Stock Units are not intended to replace any pension rights or compensation; (g) the Performance Stock Units, the underlying Shares and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Performance Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any such

Exhibit 10(d)(iii)
claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (j) unless otherwise agreed with the Company in writing, the Performance Stock Units, the underlying Shares and the income and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate; (k) for purposes of the Performance Stock Units, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in Section 4 of this Agreement or determined by the Company, your right to vest in the Performance Stock Units under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Performance Stock Unit grant (including whether you may still be considered to be providing services while on an approved leave of absence); and (l) the following provisions apply only if you are providing services outside the United States: (A) the Performance Stock Units, the underlying Shares, and the income and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Performance Stock Units or of any amount due to you pursuant to the settlement of the Performance Stock Units or the subsequent sale of any Shares acquired upon settlement.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
13.Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
a.“Cause” means that the Committee, in its sole discretion, determined that you: (i) intentionally failed to perform your duties for Arrow and that failure continues after you receive written warning concerning your failure to perform (this does not mean a mere failure to attain financial goals); (ii) engaged in illegal conduct or gross misconduct which is significantly and demonstrably injurious to Arrow; or (iii) violated any provision of Arrow’s Worldwide Code of Business Conduct and Ethics or of any other written agreement you may have with Arrow.

Exhibit 10(d)(iii)
b.“Change of Control” means the occurrence of either of the following events: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, or (ii) a majority of the members of the Company’s Board of Directors is replaced during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.
c.“Committee” means the Compensation Committee of Arrow’s Board of Directors or a designated subcommittee thereof.
d.“Competing Business” means any business, which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups for which you worked or had responsibility during your tenure at Arrow or any of its Subsidiaries or Affiliates.
e.“Disability” means due to illness, injury or a physical or medically recognized mental condition, (i) you are unable to perform your duties and responsibilities with reasonable accommodation for 120 consecutive calendar days, or 180 calendar days during any twelve-month period, as determined by a physician agreed to by the Company and you, or (ii) you are considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company or one of its Subsidiaries or Affiliates in which you participate.
f.“Good Reason” means the occurrence of any of the following changes to your employment, provided that Arrow does not rescind such changes within thirty days following your written request: (i) a material adverse diminution in your duties and responsibilities; (ii) your base salary is materially reduced, other than in connection with a region-wide or company-wide pay cut/furlough program; or (iii) a material change in the geographic location of your principal place of business of more than fifty (50) miles from your current location. For the avoidance of doubt, a mere change in title and/or reporting relationship shall not be grounds for a claim of “Good Reason.” You will have “Good Reason” to terminate your employment only if such action is taken during the two-year period following a Change of Control.
g.“Retirement” means your retirement under a retirement plan of Arrow, or one of its Subsidiaries or Affiliates, at or after your normal retirement age or, with the written consent of the Committee, at an early retirement date.

Exhibit 10(d)(iii)
14.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (b) withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (c) withholding in Shares to be issued upon settlement of the Performance Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum rate is used, any over-withheld amount will be refunded to you in cash by the Company or Employer (with no entitlement to the Share equivalent) or if not refunded, you may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Exhibit 10(d)(iii)
Notwithstanding anything in this Section 14 to the contrary, to avoid a prohibited acceleration under Section 409A of the Code, if Shares subject to the Performance Stock Units will be withheld (or sold on your behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Stock Units for any portion of the Performance Stock Units that is considered nonqualified deferred compensation subject to Section 409A of the Code, then the number of Shares withheld (or sold on your behalf) shall not exceed the number of Shares that equals the liability for Tax-Related Items.
15.Section 409A Compliance. The following provisions shall apply if Grantee is a U.S. Taxpayer.

Notwithstanding the foregoing provisions of this Agreement, no Shares or amounts payable hereunder in connection with a termination of your employment that are subject to Section 409A of the Code as deferred compensation (and do not qualify for the “short term deferral” or any other exemption under applicable U.S. Treasury Regulations) and that are payable upon a termination of your employment (“Separation Payments”) shall be paid unless the termination constitutes a “separation from service,” within the meaning of Section 409A of the Code. In addition, if you are a “specified employee,” within the meaning of Section 409A of the Code, at the time of a separation from service, any Separation Payments payable in connection with a separation from service shall instead be paid on the first business day following the earlier to occur of (a) the expiration of the six (6)-month period following your separation from service or (b) your death, if necessary to comply with Section 409A of the Code.
The Performance Stock Units are intended to be exempt from or compliant with Section 409A of the Code and the U.S. Treasury Regulations relating thereto so as not to subject Grantee to the payment of additional taxes and interest under Section 409A of the Code or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement, the Plan or both, without the consent of Grantee, in the manner that the Committee may determine to be necessary or advisable in order to comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. This Section 15 does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Performance Stock Units or the delivery of Shares upon vesting/settlement of the Performance Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall Arrow or any of its Subsidiaries or Affiliates be liable to any party for any additional tax, interest or penalties that may be imposed on Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or for any action taken by the Committee.
16.Governing Law and Venue. The Performance Stock Unit grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of New York, without regard to the conflict of law provisions, as provided in the Plan.

Exhibit 10(d)(iii)
For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

17.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.

18.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Language. If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Exhibit 10(d)(iii)

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The parties have entered into this Agreement as of the date first written above by signing where indicated below.

Arrow Electronics, Inc.

By: